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                                                                   Exhibit 10.13

June 11, 1996


Thomas Rossing, M.D.
9719 Rougemont Rd.
Bahama, NC 27503


Dear Tom:

We thoroughly enjoyed meeting with you during the last several weeks to discuss the possibility of your joining GeneMedicine, inc. (the "Company"). We are quite impressed with your knowledge and experience and believe that your ability to drive the clinical and regulatory development of our products will ensure that GeneMedicine, inc. remains the leader in non-viral gene therapy.
Therefore, I am very pleased to write to you, on behalf of GeneMedicine, inc., with an employment offer for the position of Vice President, Clinical Development and Regulatory Affairs. The terms of the offer of your employment with the Company are as follows:

1. In this position, you will report directly to the President and Chief Executive Officer of the Company. You will be responsible for leading the Company's clinical research and development, ensuring the close interaction between the Clinical Development and Regulatory Affairs, the Discovery & Development and the Corporate Development functions. You will be responsible for all clinical research and development and regulatory activities. The effective date of your employment will be July 8, 1996.

2. You will be paid an initial salary of $235,000 per annum. As with other employees of the Company, your salary will be reviewed annually by the President and the Board of Directors of the Company.

3. The Company will offer you a sign-on bonus of: $50,000 to be paid to you on the first pay period following your first day of employment, $25,000 to be paid to you after one year of employment and $25,000 after the second year of employment with the Company. You will be paid these bonuses as long as you are an employee of the Company at the time the payment is due and are not under notice to leave.

4. Upon your acceptance of employment, you will be eligible to receive an option to purchase 100,000 shares of the Company's Common Stock, subject to approval by the Company's Board of Directors. Twenty percent (20%) of these options will vest on the first day of your employment. The remaining options will vest equally over the subsequent forty-eight months. The Board will consider the option grant, the exercise price and the other terms of such option at its first meeting following your start date. Under the Company's Stock Option Plan, the exercise price of any option shall equal the fair market value of the Company's Common Stock on the date of
     the grant.   You will also be eligible, each year at your anniversary date as long as you are an employee, to earn additional performance-based stock options based upon the achievement of agreed personal and functional objectives.

5. The Company agrees to pay you a $200,000 severance benefit on the effective date of the termination if within two years of your effective date of employment the Company terminates your employment, without cause as is defined in the enclosed definition of cause. You will also be eligible to receive the benefits stated in the enclosed Outline of Employee Rentention Severance and Benefit Plan.

Thomas Rossing, M.D.
Page Two


6. The Company will reimburse you for relocation expenses, specifically those incurred moving your personal and domestic possessions as is specified in the enclosed relocation policy.

7. As an employee, you will be eligible to participate in the Company's Employee Stock Purchase, 401(k) and employee benefits plans. The benefit plan includes group medical, dental, life and long-term disability insurances. The Company will pay for 85% of the premium for you and your
     family.   You will be required to pay for the remainder through semi-
     monthly, payroll deduction. You will also be covered by directors' and officers' insurance and will be eligible for vacation per the Company's policy.

8. As an employee of the Company, you will be expected to sign a proprietary information and inventions agreement copies of which are attached for your review and signature.

As a condition of employment you will be required to show proof of citizenship, permanent residency in the United States or authorization to work in the United States.

If the above terms and conditions are acceptable to you, please acknowledge acceptance of the offer by signing and returning to me both the enclosed copy of this letter and a copy of the enclosed proprietary information and inventions agreements by June 14, 1996.


Sincerely,


ERIC TOMLINSON, D.SC., PH.D.

Eric Tomlinson, D.Sc., Ph.D.
President and Chief Executive Officer



Accepted by: /s/ Thomas Rossing, M.D.
            ---------------------------
               Thomas Rossing, M.D.


Enclosures:  Proprietary Information and Inventions Agreement
             Covenant Not to Compete
             Relocation Policy
             Outline of Employee Severance and Benefit Plan and definitions
             W-4